UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 20, 2008

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

Item 3.02	Unregistered Sales of Equity Securities

On June 25, 2008, MF Global Ltd. (the “Company”) completed the issuance and sale of (i) $150 million aggregate principal amount of its 9.00% Convertible Senior Notes due 2038 (the “Notes”) and (ii) $150 million in aggregate liquidation preference of its 9.75% Non-Cumulative Convertible Preference Shares, Series B (the “Preference Shares”). The terms of each transaction and the securities issued and sold are described below.

9.00% Convertible Notes due 2038

Pursuant to a purchase agreement dated June 20, 2008 between the Company and several investment banking firms, the Company issued and sold $150 million principal amount of the Notes to the firms, for resale to investors. The Company also granted the firms an option to purchase up to an additional $60 million principal amount of the Notes within a period of 30 days beginning on June 20, 2008. The Notes had a stated offer price of 100% of their principal amount and were issued pursuant to an Indenture (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas on June 25, 2008. The Company intends to use the net proceeds from the sale of the Notes, which were approximately $128.2 million after deducting discounts and commissions paid to the firms (and approximately $1.5 million of estimated expenses payable by the Company, and without giving effect to any exercise of the option to purchase additional Notes), to repay a portion of the Company’s $1.4 billion bridge facility pursuant to its previously announced capital plan. The Notes have a stated maturity of June 20, 2038 but are convertible into the Company’s common shares, par value $1.00 per share (“Common Shares”), and are subject to redemption and repurchase as described below.

The Notes and the Common Shares that are issuable upon their conversion were not registered under the Securities Act of 1933 (the “Securities Act”) and were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside of the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes bear interest at a rate of 9.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2008, plus any additional interest in respect of certain required tax withholding (if applicable). The Notes will mature on June 20, 2038. Subject to certain exceptions, in the event that a person or group acquires beneficial ownership of more than 50% of the voting power of the Company, the interest rate payable on the Notes will increase by 1% and will remain as such until the earlier of the occurrence of certain corporate events, known as make-whole fundamental changes, or such person or group ceasing to beneficially own 50% of the voting power of the Company. Holders of two-thirds of the outstanding Notes must approve any issuance of new Common Shares by the Company to a person or group who is, or as a result would be, such a 50% beneficial owner, and any repurchase of Common Shares by the Company when such a 50% beneficial owner exists.

Holders may convert the Notes at their option at any time prior to the maturity date. The initial conversion rate for the Notes is 95.6938 Common Shares per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $10.45 per Common Share. The conversion rate will be subject to adjustment in certain events. Conversions will be settled on a net-share settlement basis as described in the Indenture. Following the occurrence of a make-whole fundamental change (as defined in the Indenture) that occurs prior to July 1, 2013, the conversion rate will be increased for holders who elect to convert their Notes in connection with the transaction by a certain number of additional Common Shares that was determined as of the time of the pricing of the Notes offering.

The Company may redeem the Notes, in whole or in part, for cash at any time on or after July 1, 2013 at a price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest. Holders may require the Company to repurchase all or a portion of their Notes for cash on July 1, 2013, July 1, 2018, July 1, 2023, July 1, 2028 and July 1, 2033 at a price equal to 100% of the principal amount of Notes to be repurchased plus accrued and unpaid interest. If the Company undergoes certain corporate changes, which are known as fundamental changes, holders may require the Company to purchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest.

Upon a specified event of default, the trustee or the holders of 25% of the principal amount of the Notes may declare the Notes due.

This description of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is filed with this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.

9.75% Non-Cumulative Convertible Preference Shares

In addition, pursuant to a purchase agreement dated June 20, 2008 between the Company and several investment banking firms, the Company issued and sold $150 million in aggregate liquidation preference of the Preference Shares to the firms, for resale to investors. The stated offer price of the Preference Shares was 100% of their liquidation amount, and the shares were issued under a Certificate of Designations on June 25, 2008. The Company intends to use the net proceeds from the sale of the Preference Shares, which were approximately $128.2 million after deducting discounts and commissions paid to the firms (and approximately $1.5 million of estimated expenses payable by the Company), to repay a portion of the Company’s $1.4 billion bridge facility pursuant to its capital plan. The Preference Shares are perpetual in term but are convertible into Common Shares as described below.

Pursuant to its previously announced agreement to issue and sell a separate series of convertible preference shares to an affiliate of J.C. Flowers & Co. LLC, the Company will pay J.C. Flowers a make-whole payment of $26.7 million and increase the annual dividend rate on the separate series to 10.725% as a result of the issuance and sale of the Preference Shares with a conversion price and dividend rate at the levels described below. The Company will also pay an incremental payment of $9.6 million to J.C. Flowers as a consequence of differences in terms between the Preference Shares and the convertible preference shares to be issued to J.C. Flowers. The two payments will be made in cash or Common Shares, at the Company’s option, at the closing of the J.C. Flowers transaction. If these payments are made fully in Common Shares, they will result in the issuance of approximately 4.3 million Common Shares in total (in addition to the convertible preference shares to be purchased by J.C. Flowers, and based on a price related to the price of the Company’s Common Shares for the ten consecutive trading days preceding the announcement of the offering of the Preference Shares).

The Preference Shares and the Common Shares that are issuable upon their conversion were not registered under the Securities Act and were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside of the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Preference Shares rank junior to the Company’s indebtedness and senior to the Common Shares. Upon liquidation of the Company, holders of Preference Shares are entitled to receive a liquidation amount of $100 per share prior to any distribution to holders of Common Shares.

The Company will pay dividends on the Preference Shares, when, as and if declared by its board of directors out of legally available surplus, quarterly in arrears at a rate of 9.75% per year, payable on February 15, May 15, August 15 and November 15, commencing on August 15, 2008. Dividends on the Preference Shares will not be cumulative. Subject to certain exceptions, in the event that a person or group acquires beneficial ownership of more than 50% of the voting power of the Company, the dividend rate payable on the Preference Shares will increase by 1% of the liquidation preference and will remain as such until the earlier of the occurrence of certain corporate events, known as make-whole acquisition transactions, or such person or group ceasing to beneficially own 50% of the voting power of the Company. Holders of two-thirds of the outstanding Preference Shares must approve any issuance of new Common Shares by the Company to a person or group who is, or as a result would be, such a 50% beneficial owner, and any repurchase of Common Shares by the Company when such a 50% beneficial owner exists.

The Preference Shares are convertible, at the holder’s option, at any time, initially into 9.5694 Common Shares based on an initial conversion price of approximately $10.45 per share, subject in each case to specified adjustments. Upon the occurrence of a make-whole acquisition (as defined in the Certificate of Designations), the conversion rate will be adjusted for holders who elect to convert their Preference Shares in connection with such transaction by a certain number of additional Common Shares, which was determined at the pricing of the Preference Shares offering. In addition, in the event of a fundamental change involving a make-whole acquisition at a price below a specified amount, holders may convert their Preference Shares for Common Shares at a comparable price (subject to a specified minimum). On or after July 1, 2018, at any time when the closing price of the Common Shares exceeds 250% of the then-prevailing conversion price of the Preference Shares for 20 trading days during any consecutive 30 trading day period, the Company may, at its option, cause the Preference Shares, in whole or in part, to be automatically converted into Common Shares at the then-prevailing conversion price.

Holders of the Preference Shares, together with any other parity class of preference shares having similar rights, will have the right to elect two directors to the Company’s board of directors if the Company fails to pay dividends for six quarterly dividend periods. This right will exist until dividends have been paid for four consecutive quarterly periods whether consecutive or not.

This description of the Preference Shares does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, which is filed with this Current Report on Form 8-K as Exhibit 4.2 and is incorporated herein by reference.

Item 9.01	Exhibits

(a) None

(b) None

(c) None

(d) Exhibits:

Exhibit No.             Exhibit Description

Exhibit No.	Description

Exhibit 4.1	Indenture, dated June 25, 2008

Exhibit 4.2	Certificate of Designations, dated June 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: June 26, 2008	By:	/s/ Howard Schneider
Howard Schneider General Counsel

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